                                           FORM 3

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1. Name and Address of Reporting Person

   Malm,  David P.
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   (Last)            (First)            (Middle)

   500 Boylston Street, Suite 1880
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                     (Street)

   Boston, MA 02116
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   (City)               (State)         (Zip)

2.  Date of Event Requiring Statement

     06/20/97

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   The Todd-AO Corporation (NASDAQ: TODDA)

5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] 10% Owner
   [x] Director
   [ ] Officer (give title below)
   [ ] Other (specify below)



6. If Amendment, Date of Original (Month/Day/Year)

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FORM 3 (continued)

                    TABLE I--Non-Derivative Securities Beneficially Owned

1.			2.	 		 3.		     4.

						Ownership
Title of 			Amount of Securities	Form: Direct
Security 		Beneficially Owned	(D) or Indirect	Nature of Indirect Beneficial
(Instr. 4) 		(Instr. 4)			(I) (Instr. 5)	Ownership (Instr. 5)
-------------------------------    -------------------------	 --------------------	 -----------------------------------

Class A Common Stock     -0-




                     TABLE II--Derivative Securities Beneficially Owned
                     (e.g. puts, calls, warrants, options, convertible securities)

1.		2.				3.				4.		5.		6.
						Title and
						Amount of Securities				Ownership
		Date Exercisable			Underlying Derivative		Conversion	Form of		Nature
Title of		and Expiration Date		Security	 (Instr. 4)		or Exercise	Derivative	of Indirect
 Derivative	(Month/Day/Year)				Amount or	Price of		Security		Beneficial
Security		Date		Expiration			Number of	Derivative	Direct (D) or	Ownership
(Instr. 3)		Exercisable	Date		Title		Shares		Security		Indirect (I)	(Instr. 5)


Director's	03/01/98	08/31/06	Class A		15,000(1)	$9.125		D
Stock						Common
Option						Stock

Convertible	06/20/97	06/20/00	Class A		 1,936(2)	$11.875		I		Partnership(2)
Subordinated					Common
Notes						Stock


Explanation of Responses:

(1) Subject to vesting restrictions.

(2) In accordance with Instruction 5, the amount shown represents the undersigned's proportionate interest in shares issuable upon conversion of certain Convertible Subordinated Notes (the "Notes") acquired in connection with the issuer's acquisition of Hollywood Digital and owned of record by partnerships of which the undersigned is a partner. The undersigned disclaims any pecuniary interest in the Notes or shares issuable upon conversion thereof in excess of such proportionate interest. The principal amount of the Notes and the number of shares issuable on conversion thereof is subject to adjustment and has been estimated for purposes of this filing.




	/s/ David P. Malm		June 27, 1997
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.